Exhibit 99(a)(5)(A)

For Immediate Release

Collabrium Japan Acquisition Corporation Commences Tender Offer to
Extend Time for Business Combination

London, England, January 2, 2014 - Collabrium Japan Acquisition Corporation (Nasdaq: JACQU; JACQ; JACQW) (the “Company” or “Collabrium”) today announced that, on December 23, 2013, it commenced a tender offer (the “Tender Offer”) to purchase up to 3,253,818 of Collabrium’s issued and outstanding ordinary shares at a purchase price of $10.32619 per share, net to the seller in cash, without interest. The purpose of the Tender Offer is to extend the time for the Company to complete an initial business combination, as described below.

Under its Amended and Restated Memorandum and Articles of Association (the “Charter”), the Company has until January 24, 2014 to consummate an initial business combination. Despite having identified and conducted extensive diligence and negotiations with several potential target businesses, the Company has not completed its search for a target business and will not be able to consummate an initial business combination by such date. However, under its Charter, the Company, at its sole discretion, is permitted to extend the period of time to consummate an initial business combination by up to an additional 90 days (the “Extension”) by offering the holders of the ordinary shares (the “Public Shares”) issued in the Company’s initial public offering (the “IPO”) the right to have their shares redeemed for a pro rata portion of the amount then on deposit in the trust account that holds a portion of the proceeds of the IPO and the Company’s simultaneous private placement (including interest but net of taxes payable).

The Company continues to actively seek a target business for its initial business combination. Accordingly, the Company’s board of directors has determined that it would be in the best interests of the Company’s shareholders to take advantage of the full 90-day Extension in order to complete an initial business combination. As a result, pursuant to its Charter, the Company is providing the holders of the Public Shares with the opportunity to redeem their shares in connection with the Extension by means of the Tender Offer. If the Tender Offer is completed, the Company will have until April 24, 2014 to complete an initial business combination.

The Company intends to use the Extension to finalize its search for a target business, negotiate and execute a definitive acquisition agreement with such target and consummate the initial business combination. In connection with the consummation of such initial business combination, the Company intends to conduct a second redemption of its then outstanding ordinary shares for cash (the “Second Tender Offer”) pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and the terms of the definitive agreement for such business combination. If a shareholder does not tender its shares at this time, the shareholder will retain the right to participate in the initial business combination or to redeem its shares in the Second Tender Offer in connection with such business combination.

The Company’s ordinary shares are currently listed on the Nasdaq Capital Market under the symbol “JACQ.” As of December 31, 2013, the last reported closing price of the Ordinary Shares was $10.29 per share.

The Tender Offer will expire at 11:59 p.m., New York City time, on Thursday, January 23, 2014, unless the offer is otherwise extended (the “Expiration Date”). The Tender Offer will not be extended past January 24, 2014. Tenders of the Company’s ordinary shares in the Tender Offer must be made prior to the Expiration Date and may be withdrawn at any time prior to the Expiration Date. The Tender Offer is subject to the conditions and other terms set forth in the Offer to Purchase and other tender offer materials that are being distributed to securityholders and filed with the SEC (as the same may be amended or supplemented from time to time). In particular, the Tender Offer is conditioned on, among other things, (i) no more than 3,253,818 ordinary shares being tendered and not withdrawn and (ii) the Company having no less than $5,000,001 in net tangible assets at the expiration of the Tender Offer, after taking into account the payment of the aggregate purchase price to the holders who have properly tendered and not withdrawn their shares in the Offer and after taking into account the Company’s expenses and other liabilities incurred as of the date of expiration of the Offer. Only the holders of Public Shares are entitled to participate in the Tender Offer. The holders of the ordinary shares issued prior to the IPO, including all of the Company’s officers and directors, have waived their right to participate in the Tender Offer with respect to such shares.

The Company’s board of directors unanimously recommends that shareholders do NOT tender their ordinary shares in the Tender Offer. If shareholders do not tender their shares at this time, they will retain the right to participate in the initial business combination or redeem their shares at the time of the Second Tender Offer in connection with such business combination. Shareholders are urged to retain their shares and consider any proposed initial business combination.

Morrow & Co., LLC. is acting as the Information Agent for the Tender Offer, and the Depositary for the Tender Offer is Continental Stock Transfer & Trust Company. The Offer to Purchase, form of Letter of Transmittal, and related documents have been distributed to securityholders. For questions and information, please call the information agent toll free at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

This announcement is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell Collabrium ordinary shares. The solicitation of offers to buy shares will only be made pursuant to the Offer to Purchase dated December 23, 2013, the form of Letter of Transmittal and other related documents that Collabrium is distributing to its securityholders at no expense to them (as the same may be amended or supplemented from time to time). In addition, all of these tender offer materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov and from the Information Agent. These tender offer materials contain important information that should be read carefully before any decision is made with respect to the Tender Offer.

About Collabrium

Collabrium Japan Acquisition Corporation is a blank check company organized for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, contractual control arrangement with, purchasing all or substantially all of the assets of, or any other similar business combination with, one or more businesses or entities. The Company’s efforts to identify a prospective target business are not limited to any particular industry or geographic region.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. When used in this press release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “potential” and “should,” as they relate to the Company are intended to identify these forward-looking statements. All statements by the Company regarding the possible or assumed future results of its business, financial condition, liquidity, results of operations, plans and objectives and similar matters are forward-looking statements. These forward-looking statements are based on information available to Collabrium as of the date hereof and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing Collabrium’s views as of any subsequent date. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: the risk that governmental and regulatory review of the tender offer documents may result in Collabrium’s inability to complete the tender offer by January 24, 2014; Collabrium’s ability to effect the extension or consummate an initial business combination; the risk that a condition to effectiveness of the extension or the offer may not be satisfied or waived; the ability to meet the Nasdaq listing standards, including having the requisite number of shareholders; potential changes in the legislative and regulatory environments; and potential volatility in the market price of the ordinary shares. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. Except as may be required pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, or pursuant to other applicable securities laws, Collabrium undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date hereof, whether as a result of new information, future events or otherwise.

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Company Contacts

Andrew Williams
Koji Fusa
Collabrium Japan Acquisition Corporation
44-20-7408-4710
81-90-7220-7746

Information Agent
Morrow & Co., LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Telephone: (800) 662-5200
Banks and Brokerage Firms: (203) 685-9400
collabrium.info@morrowco.com